Exhibit 4.67

Power of Attorney

I, Zhang Han, a Chinese citizen with Chinese Identification Card No. 422802198708030014, and a holder of 50% of the entire registered capital in Shenzhen Youlanguang Science and Technology Co., Ltd (the “Company”) (“My Shareholding”), hereby irrevocably authorize E-Sun Sky Computer (Shenzhen) Co., Ltd. (“WFOE”) to exercise the following rights relating to My Shareholding during the term of this Power of Attorney:

WFOE is hereby authorized to act on behalf of myself as my exclusive agent and attorney with respect of all matters concerning My Shareholding, including without limitation to: 1) attend shareholder’s meetings of Company; 2) exercise all the shareholders’ rights and shareholders’ voting rights I am entitled to under the laws of China and Company’s Articles of Association during the shareholders’ meeting, including but not limited to decide on the sale or transfer or pledge or disposition of My Shareholding in part or in whole and execute relevant legal documents; and 3) designate and appoint on behalf of myself the legal representative, the executive director, supervisor, the manager and other senior management members of Company.

Without limiting the generality of the powers granted hereunder, WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Option Agreement, to which I am required to be a party, on behalf of myself, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement, both dated the date hereof, to which I am a party.

All the actions associated with My Shareholding conducted by WFOE shall be deemed as my own actions, and all the documents related to My Shareholding executed by WFOE shall be deemed to be executed by me. I hereby acknowledge and ratify those actions and/or documents by WFOE.

WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as I am a shareholder of Company.

This Power of Attorney is written in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

By:	/s/ Zhang Han
Date: January 10, 2018

Witness: /s/ Zhang Bilei

Date: January 10, 2018